UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2016

Consolidated-Tomoka Land Co.

(Exact name of Registrant as Specified in Its Charter)

Florida	001-11350	59-0483700
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1530 Cornerstone Boulevard, Suite 100 Daytona Beach, Florida		32117
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (386) 274-2202

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 21, 2016, Consolidated-Tomoka Land Co., a Florida corporation (the "Company"), and its subsidiaries entered into a Consent and Amendment of the Amended and Restated Revolving Credit Agreement (the “Amendment”) with Bank of Montreal, which acted as Administrative Agent for the lenders thereunder. The Amendment modifies certain terms of the Company’s Amended and Restated Revolving Credit Agreement effective as of September 30, 2015, including, among other things, (i) modifying certain non-cash or non-recurring items in the calculation of adjusted EBITDA and eliminating stock repurchases from the calculation of fixed charges, both of which are part of the calculation of the fixed charge coverage ratio financial covenant, (ii) the addition of a measure for the fixed charge coverage ratio that must be met before the Company may repurchase shares of its own stock, and (iii) providing a consent of the lenders regarding the amount of the Company’s stock repurchases since the third quarter of 2015.  As of the date of the Amendment, the Company cannot complete any additional repurchases of its own common stock until the required fixed charge coverage ratio is achieved.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Consent and Amendment to Amended and Restated Revolving Credit Agreement, dated as of April 20, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Company Name

Date: March 28, 2016	By:	/s/ Mark E. Patten
Mark E. Patten,
Senior Vice President and Chief Financial Officer